250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274

FOR IMMEDIATE RELEASE

Arrow Financial Corporation Declares Stock Dividend

GLENS FALLS, N.Y. (September 1, 2022) -- The Board of Directors of Arrow Financial Corporation (NasdaqGS® - AROW) on August 31, 2022, declared a 3% stock dividend, which will be distributed on September 23, 2022.

Shareholders of record on September 19, 2022, will receive three additional shares of Arrow Common Stock for every 100 shares owned. Certificate shareholders will receive the cash equivalent of any fractional shares to which they are entitled.

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obliged to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission.

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